UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 31, 2012

Humana Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
Item 7.01	Regulation FD Disclosure.

An earnings release was issued by Humana Inc. this morning reporting financial results for the period ended September 30, 2012, updated 2012 earnings guidance, and financial projections for 2013, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(b) and (c) Election of New Chief Executive Officer

On October 31, 2012, in accordance with the Company’s year-long transition plan, Michael B. McCallister, Chairman of the Board and Chief Executive Officer of the Company, gave notice to the Company pursuant to Section 2 of that certain Amended and Restated Employment Agreement, dated as of May 16, 2008 by and between the Company and Mr. McCallister (the “McCallister Employment Agreement”) that the Employment Period (as defined in the McCallister Employment Agreement) will terminate as of the close of business on December 31, 2012, and that Mr. McCallister will retire as Chief Executive Officer of the Company at the end of the Employment Period.  Mr. McCallister will continue to serve as Chairman of the Board following his retirement.  In connection with his retirement, the Company entered into a letter agreement with Mr. McCallister (the “McCallister Letter Agreement”).

Pursuant to the McCallister Letter Agreement:

(i)  the Company exercised its option under Section 14(a) of the McCallister Employment Agreement to enforce the agreement not to compete set forth therein during the period commencing on January 1, 2013 and ending on the second anniversary of the termination of Mr. McCallister’s service as a member of the Board of Directors and, in consideration of such agreement not to compete the Company agreed to pay Mr. McCallister a lump sum on or before January 31, 2013 in the amount of $2,170,000, as well as Mr. McCallister’s annual bonus for 2012 which will be paid in the ordinary course; and

(ii)  the Company will continue to provide Mr. McCallister benefits (i) during the Term (as defined in the McCallister Letter Agreement), under either the medical, accident and life insurance plans available to members of the Company’s Board of Directors or the letter agreement with Company officers concerning health insurance availability (as described in Exhibit 10(mm) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994) (the “Officer’s Plan”); and (ii) after the Term, under the Officers Plan (which for clarity will extend until Mr. McCallister or his spouse are eligible for Medicare).

On November 2, 2012, the Board of Directors of Humana Inc. (the “Company”) elected Bruce D. Broussard (“Mr. Broussard”) to serve as the Company’s President and Chief Executive Officer, effective January 1, 2013, under the terms of the employment agreement described below (the “Broussard Employment Agreement”).

(d) Election of New Director

On November 2, 2012, the Company’s Board of Directors determined that, effective January 1, 2013, the size of the Board of Directors will be expanded to eleven, and elected Bruce D. Broussard as a Director, also effective January 1, 2013.

Mr. Broussard was elected President of the Company in December 2011, and President and Chief Executive Officer effective January 1, 2013. Prior to joining the Company, Mr. Broussard was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. (US Oncology was purchased by McKesson in December 2010). At US Oncology, Mr. Broussard served in a number of senior executive roles, including Chief Financial Officer, Chief Executive Officer and Chairman of the Board.

The Board of Directors has determined that (i) Mr. Broussard is not independent within the meaning of the New York Stock Exchange’s Director independence standards; (ii) there was no arrangement or understanding between Mr. Broussard and any other persons pursuant to which Mr. Broussard was selected as a Director; and (iii) there are no material transactions involving Mr. Broussard and the Company; other than, in the case of (ii) and (iii) above, the Broussard Employment Agreement.

Initially, Mr. Broussard will not serve on any Committees of the Board.

As an employee director, Mr. Broussard will not receive any of the director fees and benefits as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 5, 2012.

(e) Compensatory Arrangements for Certain Officers

On November 2, 2012, the Company entered into the Broussard Employment Agreement, pursuant to which Mr. Broussard will serve as President and Chief Executive Officer of the Company, effective January 1, 2013 (the “Effective Date”).

The Broussard Employment Agreement has a term ending on the third anniversary of the Effective Date, which will be automatically renewed for successive periods of one year unless terminated by either party upon one hundred and eighty days written notice. Pursuant to the Broussard Employment Agreement, Mr. Broussard will be paid an annual base salary of not less than $1,085,000 and will be eligible to participate in all benefit plans and programs made available by the Company to other senior executives. Mr. Broussard will be eligible to receive a target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive, payable pursuant to the Company’s Executive Management Incentive Compensation Plan.

Mr. Broussard will be entitled to a long-term incentive award in 2013 that will have a value of $5,000,000 (such value to be determined on the same basis as the Company’s Organization & Compensation Committee of the Board of Directors values such awards generally) and shall be in a form and on terms consistent with the long-term incentive awards for other senior executives of the Company granted in 2013.  Thereafter, Mr. Broussard will be eligible for annual grants of equity awards or other long-term incentive awards in amounts and on terms and conditions comparable to the Company’s other senior executives, as determined by the Organization & Compensation Committee of the Board of Directors.

If Mr. Broussard’s employment is terminated by the Company without Cause or by Mr. Broussard for Good Reason (as such terms are defined in the Employment Agreement), or if the Term expires by reason of the Company providing Mr. Broussard with written notice that the Term shall not be extended and Mr. Broussard terminates his employment with the Company for any reason within thirty (30) days after the expiration of the Term, in addition to accrued benefits, the Company would pay or provide to Mr. Broussard, (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on the Company’s actual performance (a “Pro-Rated Incentive Payment”), (ii) an amount equal to two times Mr. Broussard’s then-current base salary, (iii) reimbursement of a portion of the COBRA premiums for Mr. Broussard and his dependents under the Company’s medical and dental benefit plans for 18 months following termination and (iv) accelerated vesting of all equity awards (except for performance-vested equity-based awards other than stock options, in which case a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) shall remain outstanding until the end of the applicable performance period and the percentage of such shares or stock units that become vested shall be determined based on the actual level of performance attained).  Mr. Broussard would have Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in Mr. Broussard’s duties, authorities and responsibilities, (ii) a reduction in Mr. Broussard’s base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iii) following Mr. Broussard’s relocation to Louisville, the relocation of Mr. Broussard’s principal place of business resulting in an increase in Mr. Broussard’s one-way commute of more than thirty (30) miles, or (iv) the failure of the Company to continue in effect a material incentive or other compensation plan unless the Company substitutes a plan providing substantially equivalent compensation opportunities.

In the event that Mr. Broussard’s employment is terminated by the Company without Cause or by Mr. Broussard for Good Reason within twenty-four months following a Change in Control (as defined in the Employment Agreement), or by the Company without Cause under certain circumstances prior to a Change in Control, in addition to the accrued benefits, the Company would pay or provide to Mr. Broussard: (i) a Pro-Rated Incentive Payment, (ii) a lump-sum payment equal to 2 times the amount equal to the sum of (A) Mr. Broussard’s then-current base salary plus (B) the maximum annual incentive that Mr. Broussard could have earned for the fiscal year in which termination occurs, (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months following the termination date and (iv) accelerated vesting of all equity awards (except for performance-vested equity-based awards other than stock options, in which case a pro-rated number of shares or stock units subject to the award (based on the number of days in the performance period that have elapsed through the Termination Date) shall remain outstanding until the end of the applicable performance period and the percentage of such shares or stock units that become vested shall be determined based on the actual level of performance attained).

In the event that Mr. Broussard’s employment is terminated due to his death or disability, the Company would pay or provide (i) a Pro-Rated Incentive Payment and (ii) continuation of health and welfare benefits comparable to those described above.

If (i) Mr. Broussard becomes entitled to payments that would be “parachute payments” in connection with a change in control of the Company that would subject him to the excise tax under Section 4999 of the Internal Revenue Code and (ii) the aggregate amount of such payments that Mr. Broussard would receive, after all taxes, is less than he would receive if such payments were reduced below the threshold above which the excise tax would apply (the “Section 280G Threshold”), then (iii) such payments shall be reduced to $1.00 below the 280G Threshold so that Mr. Broussard does not become subject to the excise tax.

In addition, Mr. Broussard is subject to non-competition and non-solicitation covenants during his term of employment and for two years following his termination, as well as to a perpetual covenant not to use or disclose confidential information and trade secrets. Mr. Broussard is also entitled to be reimbursed for legal fees incurred in connection with the negotiation of the Employment Agreement in an amount not to exceed $25,000.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 2, 2012, by and between Humana Inc. and Bruce D. Broussard.
10.2	Letter Agreement, dated as of October 31, 2012, by and between Humana Inc. and Michael B. McCallister
99	Earnings Release and Statistical Pages

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

		BY:	/s/ Steven E. McCulley
Steven E. McCulley
Vice President and Controller
(Principal Accounting Officer)

Dated:	November 5, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 2, 2012, by and between Humana Inc. and Bruce D. Broussard.
10.2	Letter Agreement, dated as of October 31, 2012, by and between Humana Inc. and Michael B. McCallister
99	Earnings Release and Statistical Pages